Exhibit 10.2

RESTRICTED STOCK AGREEMENT PURSUANT TO

PETMED EXPRESS, INC. 2016 EMPLOYEE EQUITY COMPENSATION

RESTRICTED STOCK PLAN

THIS RESTRICTED STOCK AGREEMENT (“Agreement”) is made this 3rd day of August 2022 by and between Christine Chamber (the "Participant") and PetMed Express, Inc., a Florida corporation, on behalf of itself, its subsidiaries and affiliates (collectively, the "Company") pursuant to the Company's 2016 Employee Equity Compensation Restricted Stock Plan (the "2016 Plan").

WHEREAS, the Company desires to award the Participant shares of common stock of the Company, subject to certain restrictions as hereinafter provided, in accordance with the provisions of the 2016 Plan, the terms of which are incorporated by reference herein, and a copy of the 2016 Plan is being provided to the Participant herewith.

NOW THEREFORE, in consideration of the foregoing and the mutual undertakings herein contained, the parties agree as follows:

1. Grant of Stock. In accordance with the terms of the 2016 Plan and subject to the further terms, conditions and restrictions contained in this Agreement, the Company hereby grants to the Participant 13,000 shares (the "Shares") of the Company's common stock, par value $.001 per share (the "Common Stock"). As long as the Shares are subject to the Restrictions set forth in Section 4 of this Agreement, such shares shall be deemed to be, and are referred to in this Agreement as, the "Restricted Stock."

2. Certificates for Shares. Certificates evidencing Restricted Stock shall be deposited with the Company to be held in escrow until such Shares are released to the Participant or forfeited in accordance with this Agreement. The Participant shall, simultaneously with the delivery of this Agreement, deliver to the Company a stock power, in blank, executed by the Participant. If any Restricted Stock is forfeited, the Company shall direct the transfer agent of the Common Stock to make the appropriate entries in its records showing the cancellation of the certificate or certificates for such Restricted Stock and to return the Shares represented thereby to the Company's treasury.

3. Adjustments in Restricted Stock. In the event of any change in the outstanding Common Stock by reason of a stock dividend or distribution, recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like, the Committee shall make equitable adjustments in the Restricted Stock corresponding to adjustments made by the Committee in the number and class of shares of Common Stock which may be issued under the 2016 Plan. Any new, additional or different securities to which the Participant shall be entitled in respect of Restricted Stock by reason of such adjustment shall be deemed to be Restricted Stock and shall be subject to the same terms, conditions, and restrictions as the Restricted Stock so adjusted.

4. Restrictions. During applicable periods of restriction determined in accordance with Section 6 of this Agreement, Restricted Stock and all rights with respect to such Shares, may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered or disposed of and shall be subject to the risk of forfeiture contained in Section 5 of this Agreement (such limitations on transferability and risk of forfeiture being herein referred to as "Restrictions"), but the Participant shall have all other rights of a stockholder, including, but not limited to, the right to vote and receive dividends on Restricted Stock, subject to any dividend to be held in escrow pursuant to the terms of the 2016 Plan.

5. Forfeiture of Restricted Stock. In the event that the Company terminates the Participant’s employment for Cause (as defined in the Executive Employment Agreement (“Employment Agreement”) dated August 3, 2022 between the Company and the Participant), or the Participant terminates employment with the Company for any reason other than (i) her death or Disability (as defined in the Employment Agreement), or (ii) for Good Reason (as defined in the Employment Agreement) in connection with a Change of Control (as defined in the Employment Agreement), such event shall constitute an "Event of Forfeiture" and all Shares which at that time are Restricted Stock shall thereupon be forfeited by the Participant to the Company without payment of any consideration by the Company, and neither the Participant nor any successor, heir, assign or personal representative of the Participant shall have any right, title or interest in or to such Restricted Stock or the certificates evidencing them.

6. Lapse of Restrictions. (a) Except as provided in subsections (b), (c) and (d) below, the Restrictions on the Restricted Stock granted under this Agreement shall lapse ratably on each of the anniversaries of the effective date of this Agreement in accordance with the following schedule:

Restricted Stock	Anniversary Dates
4,333	8/3/2023
4,333	8/3/2024
4,334	8/3/2025

(b) In the event that a Participant's employment with the Company terminates as a result of her death or Disability, the Restrictions shall lapse on a pro rata portion (number of days elapsed in vesting year/365) of the current year’s Restricted Stock (if not already lapsed pursuant to subsection (a) above) on the date of such event. Any Restricted Stock related to the remainder of the current year’s restriction period, or to a future year’s restriction period, would be forfeited. The terms and conditions provided in this Section 6(b), shall supersede any conflicting provisions governing awards of restricted stock provided in Section 7(e) under the 2016 Plan.

(c) In the event the Participant terminates employment with the Company for Good Reason in connection with a Change of Control, the Restrictions shall lapse on a pro rata portion (number of days elapsed in vesting year/365) of the current year’s Restricted Stock (if not already lapsed pursuant to subsection (a) above) on the date of such event. Any Restricted Stock related to the remainder of the current year’s restriction period, or to a future year’s restriction period, would be forfeited. The terms and conditions provided in this Section 6(c), shall supersede any conflicting provisions governing awards of restricted stock provided in Section 7(f) under the 2016 Plan.

(d) In the event that the Company terminates the Participant’s employment without Cause, the Restrictions shall lapse on a pro rata portion (number of days elapsed in vesting year/365) of the current year’s Restricted Stock (if not already lapsed pursuant to subsection (a) above) on the date of such event. Any Restricted Stock related to the remainder of the current year’s restriction period, or to a future year’s restriction period, would be forfeited.

Upon lapse of the Restrictions in accordance with this Section 6, the Company shall, as soon as practicable thereafter, deliver to the Participant, or to the Participant's personal representative, an unrestricted certificate for the Shares with respect to which such Restrictions have lapsed.

7. Company’s Right to Redeem. The Company retains the right in its sole discretion to redeem in cash all or a portion of the Shares during the thirty (30) day period following the day the Shares Vest at the per share fair market value of the Common Stock on the day of redemption.

8. Withholding Requirements. The Company shall have the right to withhold from sums due to the Participant, or to require the Participant to remit to the Company in an amount sufficient to satisfy any Federal, state or local withholding tax requirements prior to making such payments or delivering any certificate evidencing such Shares.

9. Effect of Employment. Nothing contained in this Agreement shall confer upon the Participant the right to continue in the employment of the Company or affect any right which the Company may have to terminate the employment of the Participant.

10. Amendment. This Agreement may not be amended except with the consent of the Committee and by a written instrument duly executed by the Participant and the Company.

11. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their heirs, personal representatives, successors and assigns. Participant acknowledges receipt of a copy of the 2016 Plan, which is annexed hereto, represents that she is familiar with the terms and provisions thereof and accepts the award of Shares hereunder subject to all of the terms and conditions thereof and of this Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee upon any questions arising under the 2016 Plan or this Agreement.

12. The terms and conditions provided in this Agreement, shall supersede any conflicting provisions governing awards of restricted stock provided under the 2016 Plan.

IN WITNESS WHEREOF, the Company and the Participant have each executed and delivered this Agreement effective as of the date first above written.

COMPANY:

__________________________________

Chief Executive Officer and President

PARTICIPANT:

___________________________

Christine Chambers

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